Exhibit T3E-2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
SANDRIDGE ENERGY, INC., et al.,[1]	§	Case No. 16-32488 (DRJ)
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Debtors.	§	(Jointly Administered)
§

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF SANDRIDGE ENERGY, INC. AND ITS DEBTOR AFFILIATES

James H.M. Sprayregen, P.C. (admitted pro hac vice)	Zack A. Clement (Texas Bar No. 04361550)
Steven N. Serajeddini (admitted pro hac vice)	ZACK A. CLEMENT PLLC
KIRKLAND & ELLIS LLP	3753 Drummond
KIRKLAND & ELLIS INTERNATIONAL LLP	Houston, Texas 77025
300 North LaSalle	Telephone: (832) 274-7629
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

-and-

Christopher Marcus, P.C. (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Co-Counsel to the Debtors and Debtors in Possession

Dated: July 15, 2016

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DRAFT PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: SandRidge Energy, Inc. (4793); 4th Street Properties, LLC (N/A); Black Bayou Exploration, L.L.C. (0561); Braniff Restaurant Holdings, LLC (2453); CEBA Gathering, LLC (6478); CEBA Midstream GP, LLC (0511); CEBA Midstream, LP (7252); Cholla Pipeline, L.P. (5092); Cornhusker Energy, L.L.C. (4609); FAE Holdings 389322R, LLC (N/A); Integra Energy, L.L.C. (7527); Lariat Services, Inc. (0702); MidContinent Resources, LLC (6928); Mistmada Oil Company, Inc. (3032); Piñon Gathering Company, LLC (5943); Sabino Exploration, LLC (1929); Sagebrush Pipeline, LLC (0515); SandRidge CO2, LLC (7903); SandRidge Exploration and Production, LLC (6535); SandRidge Holdings, Inc. (8401); SandRidge Midstream, Inc. (1148); SandRidge Operating Company (1245); SandRidge Realty, LLC (6079); Sierra Madera CO2 Pipeline, LLC (1558); and WTO Gas Gathering Company, LLC (N/A). The location of the Debtors’ service address is: 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME,

AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time	14
D.	Governing Law	14
E.	Reference to Monetary Figures	14
F.	Controlling Document	14

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		14
A.	Administrative Claims	14
B.	Professional Compensation	15
C.	Priority Tax Claims	16
D.	Statutory Fees	16

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		16
A.	Summary of Classification	16
B.	Treatment of Claims and Interests	17
C.	Special Provision Governing Unimpaired Claims	20
D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	20
E.	Elimination of Vacant Classes	20
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	20
G.	Presumed Acceptance and Rejection of the Plan	20
H.	Intercompany Interests	20
I.	Subordinated Claims and Interests	20

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	Restructuring Transactions	21
B.	Sources of Consideration for Plan Distributions	21
C.	Rights Offering and New Equity Agreement	22
D.	Corporate Existence	23
E.	Vesting of Assets in the Reorganized Debtors	23
F.	Cancellation of Existing Securities	23
G.	Corporate Action	24
H.	New Organizational Documents	24
I.	Directors and Officers of the Reorganized Debtors	24
J.	Effectuating Documents; Further Transactions	25
K.	Exemption from Certain Taxes and Fees	25
L.	Preservation of Causes of Action	25
M.	Director and Officer Liability Insurance	26
N.	Employee Incentive Plan	26
O.	Employee and Retiree Obligations	26

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		27
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	27
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	27
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	28
D.	Indemnification Obligations	28
E.	Royalty Interests	29
F.	Insurance Policies	29
G.	Federal Lease Obligations	29
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	29
I.	Reservation of Rights	29
J.	Nonoccurrence of Effective Date	30
K.	Contracts and Leases Entered Into After the Effective Date	30

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ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		30
A.	Timing and Calculation of Amounts to Be Distributed	30
B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	30
C.	Warrants	32
D.	Registration or Private Placement Exemption	32
E.	Compliance with Tax Requirements	33
F.	Allocations	33
G.	No Postpetition Interest on Claims	33
H.	Setoffs and Recoupment	33
I.	Claims Paid or Payable by Third Parties	33

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		34
A.	Allowance of Claims	34
B.	Claims and Interests Administration Responsibilities	34
C.	Estimation of Claims	34
D.	Claims Reserve	35
E.	Adjustment to Claims Without Objection	35
F.	Time to File Objections to Claims	35
G.	Disallowance of Claims	35
H.	Amendments to Claims	36
I.	No Distributions Pending Allowance	36
J.	Distributions After Allowance	36

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		36
A.	Compromise and Settlement of Claims, Interests, and Controversies	36
B.	Discharge of Claims and Termination of Interests	36
C.	Term of Injunctions or Stays	37
D.	Release of Liens	37
E.	Debtor Release	37
F.	Release by Holders of Claims or Interests	38
G.	Exculpation	38
H.	Injunction	39
I.	SEC Rights Reserved	39
J.	Protection Against Discriminatory Treatment	39
K.	Recoupment	40
L.	Subordination Rights.	40

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		40
A.	Conditions Precedent to the Confirmation Date	40
B.	Conditions Precedent to the Effective Date	41
C.	Waiver of Conditions	42
D.	Substantial Consummation	42
E.	Effect of Nonoccurrence of Conditions to the Effective Date	42

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		42
A.	Modification and Amendments	42
B.	Effect of Confirmation on Modifications	42
C.	Revocation or Withdrawal of the Plan	42

ARTICLE XI. RETENTION OF JURISDICTION		43

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ARTICLE XII. MISCELLANEOUS PROVISIONS		44
A.	Immediate Binding Effect	44
B.	Additional Documents	45
C.	Dissolution of the Committee	45
D.	Reservation of Rights	45
E.	Successors and Assigns	45
F.	Service of Documents	45
G.	Entire Agreement	46
H.	Exhibits	46
I.	Nonseverability of Plan Provisions	46
J.	Votes Solicited in Good Faith	46
K.	Waiver or Estoppel.	47

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INTRODUCTION

SandRidge Energy, Inc. (“SandRidge”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (together with the documents comprising the Plan Supplement, the “Plan”) for the resolution of outstanding Claims against, and Interests in, the Debtors. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan constitutes a separate plan of reorganization for each of the Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

2. “Administrative Claims Bar Date” means the first Business Day that is 30 days following the Effective Date, except as specifically set forth in the Plan or a Final Order, which shall serve as the deadline for filing and service of a request for payment of an Administrative Claim, other than a Claim arising under section 503(b)(9) of the Bankruptcy Code as provided under the Claims Bar Date Order.

3. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest as to which no objection has been Filed and that is evidenced by a Proof of Claim or Interest timely Filed by the Bar Date (or for which Claim or Interest under the Plan, the Bankruptcy Code, or a Final Order of the Court a Proof of Claim or Interest is not or shall not be required to be Filed); (b) a Claim or Interest that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim or Interest, as applicable, has been timely Filed; or (c) a Claim or Interest Allowed pursuant to the Plan, any stipulation approved by the Court, any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or a Final Order of the Court; provided that with respect to a Claim or Interest described in clauses (a) and (b) above, such Claim or Interest shall be considered Allowed only if and to the extent that with respect to such Claim or Interest no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court, or such an objection is so interposed and the Claim or Interest, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim or Interest is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized

Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or Interest Filed after the Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

5. “Arranger” means each of RBC Capital Markets, Barclays Bank PLC, and Morgan Stanley Senior Funding, Inc., in its capacity as a joint lead arranger and joint book manager in respect of the First Lien Credit Agreement.

6. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 542, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code.

7. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

8. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

9. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

10. “Bar Date” means the date or dates to be established by the Bankruptcy Court by which Proofs of Claim must be Filed.

11. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

12. “Cash” means the legal tender of the United States of America or the equivalent thereof.

13. “Causes of Action” means any action, claim, Claim, cause of action, controversy, demand, right, action, Lien, indemnity, Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

14. “Chapter 11 Cases” means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

15. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

16. “Claims Bar Date Order” means that certain order entered by the Bankruptcy Court establishing the Bar Date.

17. “Claims Objection Bar Date” means the deadline for objecting to a Claim, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

18. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

19. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

20. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

21. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

22. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

23. “Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

24. “Consenting Creditors” means the Consenting First Lien Creditors, the Consenting Second Lien Creditors, and the Consenting Unsecured Creditors.

25. “Consenting First Lien Creditors” means the lenders that are Holders of First Lien Credit Agreement Claims that are parties to the Restructuring Support Agreement.

26. “Consenting Second Lien Creditors” means the Holders or investment advisors or managers of discretionary accounts that are Holders of Second Lien Note Claims that are parties to the Restructuring Support Agreement.

27. “Consenting Unsecured Creditors” means the Holders or investment advisors or managers of discretionary accounts that are Holders of Unsecured Senior Note Claims that are parties to the Restructuring Support Agreement.

28. “Consummation” means the occurrence of the Effective Date.

29. “Conversion Equity” means the New Common Stock to be issued upon conversion of the New Convertible Debt, subject to dilution by the Employee Incentive Plan, the Rights Offering Equity, if any, and the Warrants.

30. “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

31. “Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

32. “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include: (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases; (b) Cure Claims to be paid in connection therewith; and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

33. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, and officers’ liability.

34. “Debtors” means, collectively: SandRidge; 4th Street Properties, LLC; Black Bayou Exploration, L.L.C.; Braniff Restaurant Holdings, LLC; CEBA Gathering, LLC; CEBA Midstream GP, LLC; CEBA Midstream, LP; Cholla Pipeline, L.P.; Cornhusker Energy, L.L.C.; FAE Holdings 389322R, LLC; Integra Energy, L.L.C.; Lariat Services, Inc.; MidContinent Resources, LLC; Mistmada Oil Company, Inc.; Piñon Gathering Company, LLC; Sabino Exploration, LLC; Sagebrush Pipeline, LLC; SandRidge CO2, LLC; SandRidge Exploration and Production, LLC; SandRidge Holdings, Inc.; SandRidge Midstream, Inc.; SandRidge Operating Company; SandRidge Realty, LLC; Sierra Madera CO2 Pipeline, LLC; and WTO Gas Gathering Company, LLC, the debtors and debtors in possession in the Chapter 11 Cases.

35. “Disallowed” means, with respect to any Claim, a Claim or any portion thereof that: (a) has been disallowed by a Final Order; (b) is Scheduled as zero or as contingent, disputed, or unliquidated and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law or this Plan; (c) is not Scheduled and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law or this Plan; (d) has been withdrawn by agreement of the applicable Debtor and the Holder thereof; or (e) has been withdrawn by the Holder thereof.

36. “Disclosure Statement” means the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of SandRidge Energy, Inc. and its Debtor Affiliates, dated as of May 18, 2016, as may be amended from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, and which shall be in form and substance reasonably acceptable to the Required Consenting Creditors.

37. “Disclosure Statement Order” means the Final Order entered by the Bankruptcy Court, in form and substance reasonably acceptable to the Required Consenting Creditors, approving the Disclosure Statement.

38. “Disputed” means a Claim that is not yet Allowed.

39. “Disputed Claim Amount” means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim: (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Disputed Claim; or (iii) if a request for estimation is Filed by any party, the amount at which such Disputed Claim is estimated by the Bankruptcy Court, (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim: (i) an amount agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Disputed Claim; (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim; or (iii) the amount estimated in good faith by the Debtors or Reorganized Debtors, as applicable, with respect to the Disputed Claim, or (c) zero, if the Disputed Claim was listed on the Schedules as unliquidated, contingent, or disputed and no Proof of Claim was Filed, or deemed to have been Filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court.

40. “Disputed Claims Reserve” means a reserve of Warrants, New Common Stock, New Building Note proceeds, and Cash, in the same proportions and amounts as provided for in the Plan, that may be funded on or after the Effective Date pursuant to Article VII.D hereof.

41. “Distribution Record Date” means the date for determining which Holders of Claims or Interests are eligible to receive distributions hereunder and shall be the Voting Deadline or such other date as designated in a Final Order of the Bankruptcy Court; provided, however, that the Distribution Record Date shall not apply to publicly held securities.

42. “DTC” means the Depository Trust Company.

43. “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective.

44. “Employee Compensation and Benefits” means the Employee Compensation, Expense Reimbursements, Non-Insider Employee Incentive Programs, Health and Welfare Programs, Paid Leave and Unpaid Leave, and Non-Insider Severance Programs (each as defined in the Wages Motion (including as the Wages Motion would apply to Insiders, notwithstanding any exclusion of Insiders from the relief requested in the Wages Motion)).

45. “Employee Incentive Plan” means that certain Reorganized Debtors’ employee incentive plan to be implemented on the Effective Date, the material terms of which shall, subject to approval by the Reorganized SandRidge Board: (a) include restricted stock and options providing for an aggregate of up to 10% pro forma ownership percentage of equity securities in Reorganized SandRidge, including, but not limited to, New Common Stock, and options and similar Securities, which equity securities will be protected from dilution from the Conversion Equity and the Rights Offering Equity, if any; and (b) otherwise contain terms and conditions generally consistent with those prevailing in the market that are in form and substance reasonably acceptable to the Reorganized Debtors and the Required Second Lien Creditors.

46. “Employment Contracts” means the written employment and indemnification contracts between a Debtor and an employee or director that existed and remained effective as of May 11, 2016 and had been provided to the Consenting Creditors before such time.

47. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

48. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

49. “Exculpated Parties” means each of: (a) the Debtors and Reorganized Debtors; (b) Holders of First Lien Credit Agreement Claims; (c) the First Lien Credit Agreement Agent; (d) Holders of Second Lien Note Claims; (e) the Second Lien Notes Trustee; (f) Holders of Unsecured Note Claims; (g) the Unsecured Senior Notes Trustee; (h) the Unsecured Convertible Notes Trustee; (i) the Arrangers; (j) with respect to each of the foregoing entities in clauses (a) through (i), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, funds, portfolio companies, management companies, and (k) with respect to each of the foregoing Entities in clauses (a) through (j), each of their respective current and former directors, employees, officers, members, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (k), each solely in their capacity as such).

50. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

51. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

52. “Federal Lease Interest” means any interest of a Debtor in any federal oil and/or gas lease.

53. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent.

54. “Final Order” means (i) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Case (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.

55. “First Lien Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of June 10, 2015, by and among SandRidge as borrower, certain of SandRidge Energy Inc.’s subsidiaries as guarantors, the First Lien Credit Agreement Agent, the Arrangers, and the First Lien Credit Agreement Lenders (as amended, restated, supplemented, or otherwise modified from time to time).

56. “First Lien Credit Agreement Agent” means Royal Bank of Canada, in its capacity as administrative and collateral agent under the First Lien Credit Agreement, and any successor thereto.

57. “First Lien Credit Agreement Claims” means any Claim against the Debtors derived from or based upon the First Lien Credit Agreement (including the revolver and the letter of credit facility).

58. “First Lien Credit Agreement Lenders” means, collectively, the lending institutions from time to time party to the First Lien Credit Agreement.

59. “General Unsecured Claim” means any Claim, including Unsecured Non-Note Claims and Unsecured Note Claims, against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Bankruptcy Court and is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) an Other Secured Claim; (e) a First Lien Credit Agreement Claim; (f) a Second Lien Note Claim; or (g) an Intercompany Claim.

60. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

61. “GUC Cap” means $200 million; provided, however, that in the event that any Claims related to In re SandRidge Energy, Inc. Securities Litigation and Duane & Virginia Lanier Trust v. SandRidge Energy, Inc., et al. are Allowed or otherwise determined by Court order to be or treated as General Unsecured Claims and not subject to expungement or subordination (for any purpose, including, without limitation, for purposes of fixing a disputed claims reserve), then the GUC Cap shall be increased to $275 million.

62. “Holder” means an Entity holding a Claim or Interest, as applicable.

63. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

64. “Indemnification Obligations” means each of the Debtors’ indemnification obligations in place as of the Effective Date, set forth in any of: (a) the organizational documents of the Debtors (including the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, or board resolutions); (b) Employment Contracts; or (c) an engagement or retention letter as to professional or advisory services.

65. “Intercompany Claim” means any Claim held by one Debtor against another Debtor.

66. “Intercompany Interest” means, other than an Interest in SandRidge, (a) an Interest in one Debtor or Non-Debtor Subsidiary held by another Debtor or Non-Debtor Subsidiary or (b) an Interest in a Debtor or a Non-Debtor Subsidiary held by an Affiliate of a Debtor or a Non-Debtor Subsidiary.

67. “Interests” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

68. “Interior” means the United States Department of the Interior.

69. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

70. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

71. “New Boards” means the initial board of directors, members, or managers, as applicable, of each Reorganized Debtor.

72. “New Building Note” means the new mortgage note issued by Reorganized SandRidge Realty, LLC.

73. “New Building Note Documents” means in connection with the New Building Note, the New Building Notes, the New Building Note purchase agreement, Uniform Commercial Code statements, and other loan documents, to be dated as of the Effective Date, governing the New Building Note, which documents shall be (i) consistent with the New Building Note Term Sheet, (ii) in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors, and (iii) included in the Plan Supplement.

74. “New Building Note Proceeds” means the net Cash proceeds from the sale of the New Building Note in accordance with the New Building Note Documents.

75. “New Building Note Purchaser” means the purchaser as set forth in the New Building Note Term Sheet.

76. “New Building Note Term Sheet” means the term sheet for the New Building Note set forth in Exhibit G to the Restructuring Support Agreement.

77. “New Common Stock” means the new publicly-tradable shares of common stock in Reorganized SandRidge to be issued and distributed under the Plan.

78. “New Convertible Debt” means the new convertible debt issued by the Reorganized Debtors on the terms set forth in the New Convertible Debt Documents.

79. “New Convertible Debt Documents” means in connection with the New Convertible Debt, the New Convertible Debt indenture, notes, deeds of trust, Uniform Commercial Code statements, and other loan documents, to be dated as of the Effective Date, governing the New Convertible Debt, which documents shall be (i) consistent with the Restructuring Support Agreement, (ii) included in the Plan Supplement, and (iii) which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors.

80. “New Equity Agreement” means that certain Agreement, if any, by and among SandRidge, the New Equity Parties, and any other parties thereto, as may be amended, supplemented, or otherwise modified from time to time in accordance therewith, including all exhibits attached thereto, and which shall be in form and substance acceptable to the Required Consenting Creditors, such consent not to be unreasonably withheld.

81. “New Equity Parties” means the Entities, if any, backstopping or committing to purchase the Rights Offering Equity, if any, pursuant to the New Equity Agreement.

82. “New First Lien Exit Facility” means the new first lien credit facility on the terms set forth in the New First Lien Exit Facility Documents.

83. “New First Lien Exit Facility Documents” means in connection with the New First Lien Exit Facility, the New First Lien Exit Facility credit agreement, Uniform Commercial Code statements, and other loan documents, to be dated as of the Effective Date, governing the New First Lien Exit Facility, which documents shall be included in the Plan Supplement, and which shall be in form and substance reasonably acceptable to the Debtors, the Required First Lien Creditors, and the Required Second Lien Creditors.

84. “New First Lien Exit Facility Term Sheet” means that certain term sheet setting forth the principal terms of the New First Lien Exit Facility, attached hereto as Exhibit A.

85. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, which forms shall be included in the Plan Supplement and shall be in form and substance reasonably acceptable to the Debtors and the Required Second Lien Creditors.

86. “Non-Debtor Subsidiaries” means: (a) SandRidge Mississippian Trust I; (b) SandRidge Permian Trust; and (c) SandRidge Mississippian Trust II.

87. “Non-Debtor Subsidiary Royalty Interest” means a term or perpetual overriding royalty interest granted by a Debtor to a Non-Debtor Subsidiary and Claims and proceeds related thereto.

88. “Notice and Claims Agent” means Prime Clerk LLC.

89. “Other Priority Claim” means any allowed Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

90. “Other Secured Claim” means any Secured Claim against any Debtor, other than (a) a First Lien Credit Agreement Claim, or (b) a Second Lien Note Claim.

91. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

92. “Petition Date” means May 16, 2016, the date on which the Debtors commenced the Chapter 11 Cases.

93. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than eight days before the Voting Deadline, and additional documents or amendments to previously Filed documents, Filed before the Confirmation Date as amendments to the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors (except as otherwise provided in the Plan), including the following, as applicable: (a) New Organizational Documents; (b) New First Lien Exit Facility Documents; (c) Schedule of Rejected Executory Contracts and Unexpired Leases; (d) a list of retained Causes of Action; (e) Employee Incentive Plan; (f) a document listing the members of the New Boards; (h) the New Convertible Debt Documents; (i) the New Building Note Documents; (j) the Warrants Agreement; and (k) the Registration Rights Agreement, provided, however that the documents set forth in clauses (a), (e), and (k) shall be deemed acceptable to the Required Senior Unsecured Creditors if in form and substance reasonably acceptable only to each of the Reorganized Debtors and the Required Second Lien Creditors, and the documents set forth in clause (b) shall be deemed acceptable to the Required Senior Unsecured Creditors if in form and substance reasonably acceptable only to each of the Reorganized Debtors, the Required First Lien Creditors, and the Required Second Lien Creditors. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date.

94. “Priority Claims” means Priority Tax Claims and Other Priority Claims.

95. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

96. “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that respective Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan.

97. “Professional” means an Entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

98. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

99. “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the total estimated amount of Professional Fee Claims and funded by the Debtors on the Effective Date.

100. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

101. “Registration Rights Agreement” means the registration rights agreement for Reorganized SandRidge, which shall be in form and substance acceptable to the Required Second Lien Creditors.

102. “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

103. “Released Party” means each of the following in their capacity as such: (a) Holders of First Lien Credit Agreement Claims; (b) the First Lien Credit Agreement Agent; (c) Holders of Second Lien Note Claims; (d) the Second Lien Notes Trustee; (e) Holders of Unsecured Note Claims; (f) the Unsecured Senior Notes Trustee; (g) the Unsecured Convertible Notes Trustee; (h) the Arrangers; (i) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (h), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, funds, portfolio companies, management companies; and (j) with respect to each of the foregoing Entities in clauses (a) through (i), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (j), each solely in their capacity as such); and (k) the DTC; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

104. “Releasing Party” means each of the following in their capacity as such: (a) Holders of First Lien Credit Agreement Claims; (b) the First Lien Credit Agreement Agent; (c) Holders of Second Lien Note Claims; (d) the Second Lien Notes Trustee; (e) Holders of Unsecured Note Claims; (f) the Unsecured Senior Notes Trustee; (g) the Unsecured Convertible Notes Trustee; (h) the Arrangers; (i) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (h), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, funds, portfolio companies, management companies; and (j) with respect to each of the foregoing Entities in clauses (a) through (i), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (j), each solely in their capacity as such); (k) all Holders of Claims and Interests that are deemed to accept the Plan; (l) all Holders of Claims and Interests who vote to accept the Plan; and (m) all Holders in voting Classes who abstain from voting on the Plan and who either do not opt out of the releases provided by the Plan or opt in to the release provided by the Plan; provided, that, notwithstanding anything contained in the Plan, no Holder of Interests in SandRidge shall be a Releasing Party unless such Holder is an Entity included within any of clauses (a) through (m).

105. “Reorganized Debtors” means the Debtors, or any successor thereto, as reorganized pursuant to and under the Plan.

106. “Reorganized SandRidge” means SandRidge, as reorganized pursuant to and under the Plan or any successor thereto.

107. “Reorganized SandRidge Board” means the board of directors of Reorganized SandRidge on and after the Effective Date.

108. “Reorganized SandRidge Realty, LLC” means SandRidge Realty, LLC, as reorganized pursuant to and under the Plan or any successor thereto.

109. “Required Consenting Creditors” means, at any relevant time, the Required First Lien Creditors, the Required Second Lien Creditors, and the Required Senior Unsecured Creditors.

110. “Required First Lien Creditors” means Consenting Creditors holding at least 50.1% by principal amount outstanding of the First Lien Credit Agreement Claims held by the Consenting Creditors.

111. “Required Second Lien Creditors” means Consenting Creditors holding at least 50.1% by principal amount outstanding of the Second Lien Note Claims held by the Consenting Creditors.

112. “Required Senior Unsecured Creditors” means Consenting Creditors holding at least 50.1% by principal amount outstanding of the Unsecured Note Claims held by the Consenting Creditors.

113. “Restructuring Support Agreement” means that certain Restructuring Support and Lock-Up Agreement, dated as of May 11, 2016, by and among the Debtors and certain Holders of Claims and Interests, including all exhibits and schedules attached thereto.

114. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and Consenting Creditors reasonably determine to be necessary to implement the Plan, as described in more detail in Article IV.A herein.

115. “Rights” means the rights, if any, to subscribe to up to $150 million of Rights Offering Equity pursuant to the Rights Offering.

116. “Rights Offering” means the distribution of Rights, if any, to Holders of Claims under the Plan pursuant to the Rights Offering Procedures.

117. “Rights Offering Equity” means the New Common Stock issued pursuant to the New Equity Agreement or the Rights Offering, if any.

118. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, if any, which shall be consistent with the Restructuring Support Agreement and shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors and which have been approved by Final Order of the Bankruptcy Court.

119. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (including any amendments or modifications thereto), if any, of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time before the Confirmation Date, in accordance with the Plan.

120. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

121. “Second Lien Note Claim” means any Claim derived from or based upon the Second Lien Notes.

122. “Second Lien Noteholder Group” means the certain ad hoc group of Holders of Second Lien Notes.

123. “Second Lien Notes” means the 8.75% second lien notes due June 1, 2020 and issued by SandRidge pursuant to the Second Lien Notes Indenture.

124. “Second Lien Notes Indenture” means that certain indenture, dated June 10, 2015, by and among SandRidge as issuer, certain of SandRidge’s subsidiaries, as guarantors, and the Second Lien Notes Trustee.

125. “Second Lien Notes Trustee” means U.S. Bank, National Association, in its capacity as indenture trustee under the Second Lien Notes Indenture, or any successor thereto.

126. “Section 510(b) Claims” means any Claims against the Debtors arising from (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, (b) purchase or sale of such a security, or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

127. “Secured” means when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

128. “Secured Tax Claims” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

129. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, or any similar federal, state or local law.

130. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a–78nn, as amended.

131. “SEC” means the United States Securities Exchange Commission.

132. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

133. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

134. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

135. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in cash.

136. “Unsecured 2020 Senior Notes” means the 8.75% unsecured notes due January 15, 2020, issued pursuant to that certain Indenture dated December 16, 2009, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

137. “Unsecured 2021 Senior Notes” means the 7.5% unsecured notes due March 15, 2021, issued pursuant to that certain Indenture dated March 15, 2011, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

138. “Unsecured 2022 Convertible Notes” means the 8.125% convertible notes due October 16, 2022, issued pursuant to that certain Indenture dated April 17, 2012, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Unsecured Convertible Notes Trustee.

139. “Unsecured 2022 Senior Notes” means the 8.125% unsecured notes due October 15, 2022, issued pursuant to that certain Indenture dated April 17, 2012, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

140. “Unsecured 2023 Convertible Notes” means the 7.5% convertible notes due February 16, 2023, issued pursuant to that certain Indenture dated August 19, 2015, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Unsecured Convertible Notes Trustee.

141. “Unsecured 2023 Senior Notes” means the 7.5% unsecured notes due February 15, 2023, issued pursuant to that certain Indenture dated August 20, 2012, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

142. “Unsecured Convertible Notes” means, collectively: (a) the Unsecured 2022 Convertible Notes and (b) the Unsecured 2023 Convertible Notes.

143. “Unsecured Convertible Notes Indentures” means those certain Indentures, dated August 20, 2012 and August 19, 2012, respectively, by and among SandRidge, as issuer; certain of SandRidge’s Energy, Inc.’s subsidiaries, as guarantors, in each case; and the Unsecured Convertible Notes Trustee.

144. “Unsecured Convertible Notes Trustee” means Wilmington Trust Company, National Association, in its capacity as indenture trustee under the Unsecured Convertible Notes, and any successor thereto.

145. “Unsecured Non-Note Claim” means any General Unsecured Claim that is not an Unsecured Note Claim.

146. “Unsecured Note Claim” means any Claim from or based upon the Unsecured Notes.

147. “Unsecured Notes” means, collectively: (a) the Unsecured Senior Notes; and (b) the Unsecured Convertible Notes.

148. “Unsecured Notes Indentures” means, collectively: (a) the Unsecured Senior Notes Indentures, and (b) the Unsecured Convertible Notes Indentures.

149. “Unsecured Notes Trustee” means, collectively: (a) the Unsecured Senior Notes Trustee; and (b) the Unsecured Convertible Notes Trustee.

150. “Unsecured Notes Trustee Charging Lien” means, any Lien or other priority in payment arising prior to or after the Effective Date to which an Unsecured Notes Trustee is entitled, pursuant to the applicable Unsecured Notes Indenture, against distributions to the Holders of Unsecured Note Claims under the applicable Unsecured Notes Indenture, for payment of any Unsecured Notes Trustee Fees, which Lien or other priority in payment shall be deemed a separate right of each Unsecured Notes Trustee arising under this Plan.

151. “Unsecured Notes Trustee Fees” means, the Claims for reasonable compensation, fees, expenses, disbursements, indemnification, subrogation and contribution of the Unsecured Notes Trustee, including, without limitation, internal default fees, attorneys’, financial advisors’ and agents’ fees, expenses and disbursements, incurred by or owed to each Unsecured Notes Trustee, whether prepetition or postpetition, or whether prior to or after consummation of the Plan.

152. “Unsecured Senior Notes” means, collectively: (a) the Unsecured 2020 Senior Notes; (b) the Unsecured 2021 Senior Notes; (c) Unsecured 2022 Senior Notes; and (d) Unsecured 2023 Senior Notes.

153. “Unsecured Senior Notes Claims” means any Claim derived from or based upon the Unsecured Senior Notes.

154. “Unsecured Senior Notes Indentures” means those certain Indentures, dated December 16, 2009, March 15, 2011, April 17, 2012, and August 20, 2012, respectively, by and among SandRidge, as issuer; certain of SandRidge’s Energy, Inc.’s subsidiaries, as guarantors, in each case; and the Unsecured Senior Notes Trustee.

155. “Unsecured Senior Notes Trustee” means Wells Fargo Bank, N.A., in its capacity as indenture trustee under the Unsecured Senior Notes Indentures, and any successor thereto.

156. “Voting Deadline” means August 4, 2016, at 4:00 p.m., prevailing Central Time.

157. “Wages Motion” means the Debtors’ Emergency Motion for Entry of Interim and Final Orders Authorizing the Debtors to (I) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (II) Continue Employee Benefit Programs [Docket No. 7].

158. “Warrants” means the new warrants for New Common Stock, on the terms set forth in the Warrants Agreement.

159. “Warrants Agreement” means that certain agreement providing for, among other things, the issuance and terms of the Warrants, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (14) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the unpaid portion of its Allowed Administrative Claim on the latest of: (a) on the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements and/or arrangements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party by the Claims Objection Bar Date.

B.	Professional Compensation

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred before the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be paid by the Debtors or the Reorganized Debtors.

3.	Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.	Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	Other Priority Claims	Unimpaired	Presumed to Accept
3	First Lien Credit Agreement Claims	Impaired	Entitled to Vote
4	Second Lien Note Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Impaired	Entitled to Vote
6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote
7	Section 510(b) Claims	Impaired	Deemed to Reject
8	Intercompany Interests	Unimpaired	Presumed to Accept
9	Interests in SandRidge	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of Other Secured Claims against any Debtor.

b.	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Secured Claim, each such Holder shall receive either (i) payment in full in Cash of the unpaid portion of its Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, shall be paid in accordance with its terms); (ii) delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iv) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code

c.	Voting: Class 1 is Unimpaired. Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of Other Priority Claims.

b.	Treatment: On the Effective Date or as soon thereafter as reasonably practicable, except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such Holder shall receive payment in full, in Cash, of the unpaid portion of its Other Priority Claim (or, if payment is not then due, payment in accordance with its terms) or such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.	Voting: Class 2 is Unimpaired. Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 – First Lien Credit Agreement Claims

a.	Classification: Class 3 consists of First Lien Credit Agreement Claims.

b.	Allowance: The First Lien Credit Agreement Claims are Allowed in the amount of $448.9 million on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the First Lien Credit Agreement Claims, including undrawn letters of credit.

c.	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed First Lien Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each First Lien Credit Agreement Claim, each such Holder shall receive its Pro Rata share of: (i) participation in the New First Lien Exit Facility in the face amount of $425 million; and (ii) $35 million in Cash; provided that all hedging agreements entered into by the First Lien Credit Agreement Lenders under the First Lien Credit Agreement prior to the Petition Date shall remain in place.

d.	Voting: Class 3 is Impaired. Holders of Allowed Class 3 Claims will be entitled to vote to accept or reject the Plan.

4.	Class 4 – Second Lien Note Claims

a.	Classification: Class 4 consists of all Second Lien Note Claims.

b.	Allowance: On the Effective Date, the Second Lien Note Claims shall be deemed Allowed in the aggregate amount of $1,328 million, plus accrued but unpaid interest, fees and any and all other amounts due thereunder. For the avoidance of doubt, the Second Lien Note Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

c.	Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a Holder of an Allowed Second Lien Note Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Second Lien Note Claim, each such Holder shall receive its Pro Rata share of: (i) 85% of the New Common Stock issued by Reorganized SandRidge on the Effective Date, as fully diluted by the Conversion Equity (measured through the Conversion Date) but subject to dilution by the Employee Incentive Plan, Rights Offering Equity, if any, and the Warrants; (ii) the New Convertible Debt; and (iii) the Rights, if applicable.

d.	Voting: Class 4 is Impaired. Holders of Allowed Class 4 Claims will be entitled to vote to accept or reject the Plan.

5.	Class 5 – General Unsecured Claims

a.	Classification: Class 5 consists of all General Unsecured Claims.

b.	Allowance: On the Effective Date, the Unsecured Note Claims shall be deemed Allowed in the aggregate amount of $2,349 million, consisting of: (i) approximately $407 million in unpaid principal and interest on account of the 8.75% Unsecured Senior Notes due 2020; (ii) approximately $767 million in unpaid principal and interest on account of the 7.5% Unsecured Senior Notes due 2021; (iii) approximately $531 million in unpaid principal and interest on account of the 8.125% Unsecured Senior Notes due 2022; (iv) approximately $554 million in unpaid principal and interest on account of the 7.5% Unsecured Senior Notes due 2023; (v) approximately $41 million in unpaid principal and interest on account of the 8.125% Unsecured Convertible Notes due 2022; and (vi) approximately $48 million in unpaid principal and interest on account of the 7.5% Unsecured Convertible Notes due 2023. For the avoidance of doubt, the Unsecured Note Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

c.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each such Holder shall receive its Pro Rata Share of: (i) $10 million in Cash; (ii) 15% of the New Common Stock issued by Reorganized SandRidge on the Effective Date, as fully diluted by the Conversion Equity (measured through the Conversion Date) but subject to dilution by the Employee Incentive Plan, Rights Offering Equity, if any, and the Warrants; (iii) the Rights, if applicable; (iv) the Warrants; and (v) the New Building Note Proceeds. Distributions to the Holders of Unsecured Note Claims shall be subject to the rights of each Unsecured Notes Trustee to assert its applicable Unsecured Notes Trustee Charging Lien.

d.	Voting: Class 5 is Impaired. Holders of Allowed Class 5 Claims will be entitled to vote to accept or reject the Plan.

6.	Class 6 – Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: Each Allowed Intercompany Claim shall be, at the option of the Debtors or Reorganized Debtors, as applicable, either: (i) Reinstated; or (ii) canceled and released without any distribution on account of such Claims.

c.	Voting: Class 6 is either Unimpaired, and such Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Allowed Class 6 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 – Section 510(b) Claims

a.	Classification: Class 7 consists of all Section 510(b) Claims.

b.	Treatment: Each Section 510(b) Claim shall be deemed canceled and released and there shall be no distribution to Holders of Section 510(b) Claims on account of such Claims.

c.	Voting: Class 7 is Impaired. Holders of Allowed Class 7 Claims are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Allowed Class 7 Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 – Intercompany Interests

a.	Classification: Class 8 consists of all Intercompany Interests.

b.	Treatment: Intercompany Interests shall be Reinstated as of the Effective Date.

c.	Voting: Class 8 is Unimpaired. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 – Interests in SandRidge

a.	Classification: Class 9 consists of any Interests in SandRidge.

b.	Treatment: On the Effective Date, existing Interests in SandRidge shall be deemed canceled and released and there shall be no distribution to Holders of Interests in SandRidge on account of such Interests.

c.	Voting: Class 9 is Impaired. Holders of Interests in SandRidge are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Interests in SandRidge are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

E.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Holders of Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.

G.	Presumed Acceptance and Rejection of the Plan

To the extent Class 6 Intercompany Claims are canceled, each Holder of a Claim in Class 6 is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan. To the extent Class 6 Intercompany Claims and Class 8 Intercompany Interests are Reinstated, each Holder of a Claim or Interest in Class 6 or 8 is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

H.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but rather for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

I.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On the Effective Date, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) if implemented pursuant to the Plan, all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors, which purchase may be structured as a taxable transaction for United States federal income tax purposes; (5) the execution and delivery of the New First Lien Exit Facility Documents, New Building Note Documents, New Convertible Debt Documents, Warrants Agreement, New Equity Agreement, if any, and Registration Rights Agreement; and (6) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1.	Cash on Hand

The Reorganized Debtors shall use Cash on hand to fund distributions to certain Holders of Claims against the Debtors in accordance with Article III of the Plan.

2.	Issuance and Distribution of New Common Stock and Other Securities

The issuance of Securities under the Plan, including the shares of the New Common Stock, the Warrants, the shares of the New Common Stock issuable upon exercise of the Warrants, the Conversion Equity, the Rights Offering Equity, if any, and options, or other equity awards, if any, reserved under the Employee Incentive Plan, shall be authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

All of the shares of New Common Stock issued pursuant to the Plan, including any options for the purchase thereof and equity awards associated therewith, shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

3.	New Credit Facility

On the Effective Date, the Reorganized Debtors shall enter into the New First Lien Exit Facility. Each First Lien Credit Agreement Lender shall receive its Pro Rata share under the New First Lien Exit Facility pursuant to Article III.B. The New First Lien Exit Facility shall be on terms set forth in the New First Lien Exit Facility Documents and substantially consistent with the terms set forth in the New First Lien Exit Facility Term Sheet.

Confirmation shall be deemed approval of the New First Lien Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New First Lien Exit Facility, including any and all documents required to enter into the New First Lien Exit Facility, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the New First Lien Exit Facility and that are in form and substance reasonably acceptable to the Required First Lien Creditors and the Required Second Lien Creditors.

4.	New Convertible Debt

On the Effective Date, the Reorganized Debtors shall issue the New Convertible Debt. Each Holder of Second Lien Notes shall receive its Pro Rata share under the New Convertible Debt pursuant to Article III.B. The New Convertible Debt shall be on terms set forth in the New Convertible Debt Documents.

Confirmation shall be deemed approval of the New Convertible Debt (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the New Convertible Debt, including any and all documents required to enter into the New Convertible Debt, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the New Convertible Debt and that are in form and substance reasonably acceptable to the Required Consenting Creditors.

5.	New Building Note

On the Effective Date, the Reorganized Debtors shall issue the New Building Note. The New Building Note shall be on terms set forth in the New Building Note Documents and shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors. On the Effective Date, the New Building Note Purchaser shall purchase the New Building Note in exchange for the New Building Note Proceeds. The New Building Note Purchaser shall receive its Pro Rata share of the New Building Note in accordance with the New Building Note Documents. Each Holder of a General Unsecured Claim shall receive its Pro Rata share of the New Building Note Proceeds.

Confirmation shall be deemed approval of the New Building Note (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to convey the New Building Note, including any and all documents required to enter into the New Building Note, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the New Building Note and that are in form and substance reasonably acceptable to the Required Consenting Creditors.

C.	Rights Offering and New Equity Agreement

Before the Effective Date, the Debtors may enter into the New Equity Agreement providing for the sale to or backstop from the New Equity Parties for the Rights Offering Equity, if any. The Debtors may also conduct a Rights Offering in accordance with the Rights Offering Procedures. All or a portion of the Rights Offering may be backstopped by the New Equity Parties on the terms and subject to the conditions set forth in the New Equity Agreement, if any. Notwithstanding anything to the contrary in the Plan, and nothing contained herein shall obligate the Debtors to pursue the Rights Offering or any component thereof.

D.	Corporate Existence

Except as otherwise provided in the Plan, the New Organizational Documents, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise (including in connection with any conversion of the Reorganized SandRidge to a limited liability company), and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

E.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors, including Interests held by the Debtors in Non-Debtor Subsidiaries, pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Cancellation of Existing Securities

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (1) the obligations of the Debtors under the First Lien Credit Documents, the Second Lien Notes Indenture, the Unsecured Notes Indentures, all Interests in SandRidge, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be canceled and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be deemed satisfied in full, released, and discharged.

In addition to the foregoing, the Unsecured Notes Indentures shall continue in effect to the extent necessary to (i) allow the disbursing agent or the Unsecured Notes Trustee, as applicable, to make distributions to the Holders of Unsecured Note Claims; (ii) permit the Unsecured Notes Trustee to assert their respective Unsecured Notes Trustee Charging Lien; (iii) allow the Unsecured Notes Trustee to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the applicable Unsecured Notes Indenture; (iv) permit the Unsecured Notes Trustee to appear before the Bankruptcy Court or any other court of competent jurisdiction after the Effective Date; (v) permit the Unsecured Notes Trustee to perform any functions that are necessary to effectuate the foregoing; and (vi) to exercise rights and obligations relating to the interests of its holders under the applicable Unsecured Notes Indenture. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Unsecured Notes Indentures in favor of the Unsecured Notes Trustee, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall survive, remain in full force and effect, and be enforceable against the Reorganized Debtors on and after the Effective Date and shall be enforceable through, among other things, the exercise of the applicable Unsecured Notes Trustee Charging Lien.

On and after the Effective Date, all duties and responsibilities of the Second Lien Notes Trustee, the Unsecured Senior Notes Trustee, and the Unsecured Convertible Notes Trustee, as applicable, shall be discharged unless otherwise specifically set forth in or provided for under the Plan or the Plan Supplement.

If the record Holder of the Unsecured Notes is DTC or its nominee or another securities depository or custodian thereof, and such Unsecured Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Unsecured Notes shall be deemed to have surrendered such Holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

G.	Corporate Action

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the selection of the directors and officers for Reorganized SandRidge and the other Reorganized Debtors; (3) the incurrence of the New First Lien Exit Facility; (4) the incurrence, issuance, and distribution of the New Convertible Debt; (5) the issuance and distribution of the Warrants; (6) the issuance and distribution of the Rights; (7) the adoption of the Employee Incentive Plan by the New Board of Reorganized SandRidge and grant of awards thereunder; (8) the issuance and distribution of New Common Stock, including on the Effective Date and/or in connection with sections G.(4), (5), (6), and (7) hereof; (9) the issuance of the New Building Note; and (10) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of Reorganized SandRidge and the other Reorganized Debtors, and any corporate action required by the Debtors, Reorganized SandRidge, or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, Reorganized SandRidge, or the other Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized SandRidge, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of Reorganized SandRidge and the other Reorganized Debtors, including the New First Lien Exit Facility Documents, the New Convertible Debt, the New Common Stock, the Warrants, the Rights, if any, and the New Building Note, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	New Organizational Documents

The New Organizational Documents for Reorganized SandRidge and any of its subsidiaries shall be in form and substance reasonably acceptable to SandRidge and the Required Second Lien Creditors; provided that the Debtors and the Consenting Second Lien Creditors shall reasonably consult with the Consenting Unsecured Creditors regarding minority protections in the New Organizational Documents. On the Effective Date, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state of incorporation and their respective New Organizational Documents. In addition, on the Effective Date, Reorganized SandRidge shall enter into the Registration Rights Agreement.

I.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor. The New

Board of Reorganized SandRidge will be composed of five members as of the Effective Date as follows: (a) one will be Reorganized SandRidge’s chief executive officer; and (b) four will be nominated by the Required Second Lien Creditors; provided, however, that, if any one New Equity Party funds or backstops $100 million or more of the Rights Offering, an additional member will be added to the New Board of Reorganized SandRidge nominated by such New Equity Party. The New Board of Reorganized SandRidge shall be disclosed before the Confirmation Hearing. Successors will be elected in accordance with the New Organizational Documents of Reorganized SandRidge.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the New Boards, as well as those Persons that will serve as an officer of Reorganized SandRidge or any of the Reorganized Debtors. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of Reorganized SandRidge and the Reorganized Debtors.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, Reorganized SandRidge, the Reorganized Debtors, and the officers and members of the New Boards thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Common Stock, the New Convertible Debt, and the Warrants, in the name of and on behalf of Reorganized SandRidge or the Reorganized Debtors, as applicable, without the need for any approvals, authorization, or consents.

K.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, Article IV and Article I.A. hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in the Reorganized Debtors’ sole discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled under the Plan or pursuant to a Bankruptcy Court order, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

M.	Director and Officer Liability Insurance

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or before the Petition Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be Filed.

On or before the Effective Date, to the extent not already obtained, the Debtors will obtain reasonably sufficient liability insurance policy coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, officers, and managers on terms no less favorable than the Debtors’ existing D&O Liability Insurance Policies and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies upon placement.

N.	Employee Incentive Plan

The entry of the Confirmation Order shall constitute approval of the Employee Incentive Plan and the authorization for the New Boards to adopt such plan which shall be implemented on the Effective Date.

O.	Employee and Retiree Obligations

Unless otherwise set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases included in the Plan Supplement, all Employee Compensation and Benefits and Employment Contracts in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided that the foregoing shall not apply to any equity-based compensation, agreement, or arrangement existing as of the Effective Date; provided, further, that, notwithstanding the foregoing, it is agreed and understood that Employee Compensation and Benefits that are components of at-will employment arrangements, are provided or determined at the Debtors’ discretion, or are subject to modification or termination by the Reorganized Debtors in accordance with applicable law will remain as such with respect to the Reorganized Debtors after the Effective Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, subject to the consent of the Required Consenting Creditors other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Except as otherwise provided in this Plan, the Debtors shall assume or reject, as the case may be, executory contracts and unexpired leases in the Plan Supplement in form and substance reasonably acceptable to the Required Consenting Creditors; provided, however, that the Debtors shall consult and reasonably cooperate with the Consenting Creditors with respect to the assumption or rejection of such contracts and leases.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Rejected Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including 45 days after the Effective Date; provided that the Debtors shall consult and reasonably cooperate with the Consenting Creditors with respect to such amendments, modifications or supplements.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be served with a notice of rejection of Executory Contracts and Unexpired Leases substantially in the form approved by the Bankruptcy Court pursuant to the Bankruptcy Court order approving the Disclosure Statement as soon as reasonably practicable following entry of the Bankruptcy Court order approving the Disclosure Statement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court within the earliest to occur of (1) 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection or (2) 30 days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Assumed Executory Contract or Unexpired Lease, as reflected on the Cure Notice, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee, as applicable, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

At least 10 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption or assumption and assignment and proposed amounts of Cure Claims to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or assumption and assignment or related cure amount must be Filed, served, and actually received by the Debtors at least seven days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or assumption and assignment or cure amount will be deemed to have assented to such assumption or assumption and assignment and cure amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such 10-day deadline, a Cure Notice of proposed assumption or assumption and assignment and proposed amounts of Cure Claims with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, may add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Indemnification Obligations

The Debtors and Reorganized Debtors shall assume the Indemnification Obligations for the Debtors’ current and former directors, officers, managers, and employees, and current attorneys, accountants, investment bankers, and other professionals of the Debtors, to the extent consistent with applicable law, and such Indemnification Obligations shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose; provided, however, that one or more former (as of the Petition Date) directors and officers of the Debtors, as agreed by the Debtors and the Required Second Lien Creditors, shall not have such indemnification obligations assumed. Notwithstanding the foregoing, nothing shall impair the ability of the Reorganized Debtors to modify indemnification obligations; provided that none of the Reorganized Debtors shall amend and/or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Obligations.

E.	Royalty Interests

The Plan shall not (a) discharge, release, enjoin, or otherwise impair any Non-Debtor Subsidiary Royalty Interest or (b) discharge, release, enjoin, or otherwise impair (including, without limitation, with respect to priority) any Liens, whether contractual or statutory, securing any Non-Debtor Subsidiary Royalty Interest. On the Effective Date, the Debtors and Reorganized Debtors shall be deemed to have assumed any oil and gas lease in which there exists a Non-Debtor Subsidiary Royalty Interest.

F.	Insurance Policies

Without limiting Article IV.M, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

G.	Federal Lease Obligations

The Debtors shall not abandon or otherwise reject any Federal Lease Interests pursuant to the Plan. Any assumption and/or assignment of the Federal Lease Interests pursuant to the Plan shall be subject to the consent of the United States, which may be granted or denied in accordance with the Interior’s authority under existing regulations and applicable non-bankruptcy law. The Reorganized Debtors (including any transferees and/or assignees) shall assume all plugging and abandonment obligations in connection with the Federal Lease Interests. Any amounts owed to the United States under any Federal Lease Interests shall be paid in full when due in the ordinary course, and nothing in the Plan or any document implementing the Plan shall be interpreted to set cure amounts or require the United States to approve of and consent to the assumption and/or assignment of any of the Federal Lease Interests except pursuant to existing regulatory requirements and applicable law. Notwithstanding any other provision in the Plan or any document implementing the Plan, the Interior shall retain the right to perform any audit and/or compliance review on the Federal Lease Interests, and if appropriate, collect from the Reorganized Debtors any additional monies owed by the Debtors on the Federal Lease Interests, without those rights being adversely affected by the Chapter 11 Cases. Such rights shall be preserved in full as if the Chapter 11 Cases had not occurred. The Reorganized Debtors will retain all defenses with respect to the foregoing.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

J.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting any Executory Contract or Unexpired Lease pursuant to section 365(d)(4) of the Bankruptcy Code.

K.	Contracts and Leases Entered Into After the Effective Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and/or Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order, except as provided herein.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

a.	Delivery of Distributions to First Lien Credit Agreement Agent

Except as otherwise provided in the Plan, all distributions to Holders of First Lien Credit Agreement Claims shall be governed by the First Lien Credit Agreement and shall be deemed completed when made to the First Lien Credit Agreement Agent, which shall be deemed to be the Holder of all First Lien Credit Agreement Claims for purposes of distributions to be made hereunder. The First Lien Credit Agreement Agent shall hold or direct such distributions for the benefit of the Holders of Allowed First Lien Credit Agreement Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the First Lien Credit Agreement Agent shall arrange to deliver such distributions to or on behalf of such Holders of Allowed First Lien Credit Agreement Claims.

b.	Delivery of Distributions to Holders of Second Lien Note Claims

Except as otherwise provided in the Plan or reasonably requested by the Second Lien Notes Trustee, all distributions to Holders of Second Lien Notes Claims shall be deemed completed when made to the Holders (or Entities at the direction of such Holders). For the avoidance of doubt, distributions shall not be made to the Second Lien Notes Trustee, and the Second Lien Notes Trustee shall not bear any responsibility or liability for any distributions hereunder.

c.	Delivery of Distributions to Unsecured Notes Trustees

Except as otherwise provided in the Plan or reasonably requested by an Unsecured Notes Trustee, all distributions to Holders of Unsecured Notes shall be deemed completed when made to the respective Unsecured Notes Trustee, as applicable, which trustee shall be deemed to be the Holder of all Unsecured Note Claims with respect to the applicable Unsecured Notes arising under the Unsecured Senior Notes Indentures or Unsecured Convertible Notes Indentures, as applicable, for purposes of distributions to be made hereunder. The Unsecured Notes Trustees shall hold or direct such distributions for the benefit of the Holders of Unsecured Notes to the extent such Unsecured Notes give rise to Allowed Unsecured Note Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the Unsecured Notes Trustees shall arrange to deliver such distributions to or on behalf of such Holders.

Notwithstanding any provisions herein to the contrary, the Unsecured Notes Indentures shall continue in effect to the extent necessary to (i) receive and make distributions pursuant to the Plan, (ii) maintain and exercise the Unsecured Notes Trustee Charging Lien against distributions to holders; and (iii) seek compensation and reimbursement for any fees and expenses by virtue of the Unsecured Note Trustee Charging Lien incurred in making such distributions, and (iv) permit the Unsecured Notes Trustee to perform any functions that are necessary to effectuate the foregoing.

d.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims, except as provided in this Article VI, or Interests shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors: (1) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; (4) on any counsel that has appeared in the Chapter 11 Cases on such Holder’s behalf; or (5) in the case of Holders of Second Lien Notes Claims, to the Holders of record set forth on position reports maintained by DTC. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors and the Reorganized Debtors shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

2.	No Fractional Distributions

No fractional shares of New Common Stock or Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

3.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each such Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors or their property.

4.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtors without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

C.	Warrants

As described in Article III.B.5.c above, the Holders of General Unsecured Claims on the Effective Date (immediately before the consummation of the Plan) shall receive the Warrants from the Reorganized Debtors on the Effective Date. The Warrants shall be subject to certain transfer, exercise, and other restrictions and appropriate legends pursuant to, among other things, the Warrants Agreement. Notwithstanding anything to the contrary in the Plan, in no event shall the terms of the Warrants cause Reorganized SandRidge to be required by the Securities Act or the Exchange Act, including without limitation Section 12(g) or 15(d) of the Exchange Act, or any other federal, state or local securities laws, to register with the SEC or other similar regulatory authority any class of equity securities of SandRidge or Reorganized SandRidge or to file periodic reports under Section 13 or 15(d) of the Exchange Act. The Warrants Agreement shall contain transfer, exercise, and other restrictions and appropriate legends to ensure that the terms of the Warrants and the Warrants Agreement do not result in such registration or reporting requirements on the part of Reorganized SandRidge.

D.	Registration or Private Placement Exemption

1. New Common Stock and New Convertible Debt Issued Pursuant to Section 1145 of the Bankruptcy Code

Shares of New Common Stock issued under the Plan, the Warrants, the New Convertible Debt, and the shares of the New Common Stock issuable upon exercise of the Warrants and/or the New Convertible Debt, as applicable, as contemplated by the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of Securities. The New Common Stock issued under the Plan, the Warrants, the New Convertible Debt, and the shares of the New Common Stock issuable upon exercise of the Warrants and/or the New Convertible Debt, as applicable, issued pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of Title 11 of the United States Code.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock or under applicable securities laws.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock issued under the Plan, the Warrants, the New Convertible Debt, and the shares of the New Common Stock issuable upon exercise of the Warrants and/or the New Convertible Debt are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock issued under the Plan, the Warrants, the New Convertible Debt, and the shares of the New Common Stock issuable upon exercise of the Warrants and/or the New Convertible Debt are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

E.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, Reorganized SandRidge and the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

F.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

G.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

H.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against or recoup any payments or distributions to be made pursuant to the Plan in respect of any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

I.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors, or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything herein to the contrary (including, without limitation, Article VIII), nothing shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

After the Effective Date, each of the Debtors or the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors and the Consenting Creditors shall have the sole authority to File and prosecute objections to Claims, and the Reorganized Debtors shall have the sole authority to (1) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (2) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims

Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Claims Reserve

On or before the Effective Date, the Reorganized Debtors shall be authorized, but not directed, to established one or more Disputed Claims Reserves, which Disputed Claims Reserve shall be administered by the Reorganized Debtors, to the extent applicable.

The Reorganized Debtors may, in their sole discretion, hold Warrants, New Common Stock, New Building Note proceeds, and Cash, in the same proportions and amounts as provided for in the Plan, in the Disputed Claims Reserve in trust for the benefit of the Holders of the total estimated amount of General Unsecured Claims ultimately determined to be Allowed after the Effective Date, which estimated amount shall be equal to or less than the GUC Cap, unless the condition set forth in Article IX.A.5 shall have been waived. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims or Interests are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under Article III of the Plan solely to the extent of the amounts available in the applicable Disputed Claims Reserves.

E.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Bar Date.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

I.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise determined by the Reorganized Debtors.

J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

D.	Release of Liens

Except as otherwise specifically provided in the Plan, the New First Lien Exit Facility Documents, the New Convertible Debt Documents, or the New Building Note Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, the First Lien Credit Agreement Agent and Second Lien Note Trustee shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors, or administrative agent(s) for the New First Lien Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

E.	Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to these Chapter 11 Cases, each Released Party is deemed expressly, unconditionally, generally, and individually and collectively, acquitted, released, and discharged by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Debtors, any Claims asserted or assertable on behalf of any Holder of any Claim against or Interest in the Debtors and any Claims asserted or assertable on behalf of any other entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort or otherwise, by statute or otherwise, that such releasing party (whether individually or collectively), ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), any Avoidance Actions, Causes of Action based on veil piercing or alter-ego theories of liability, the purchase, sale, or rescission of the purchase or sale of, or any other transaction relating to any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan, the business or contractual arrangements between the Debtors, on the one hand, and the Consenting Creditors, on the other hand, the restructuring of Claims and Interests before or during the Restructuring Transactions implemented by the Plan or any other transaction or other arrangement with the Debtors whether before or during the Restructuring Transactions, the negotiation, formulation or preparation of the Restructuring Transactions, the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, or any related agreements, any asset purchase agreement, instruments or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing.

F.	Release by Holders of Claims or Interests

Except as otherwise provided in the Plan, as of the Effective Date and to the fullest extent authorized by applicable law, for good and valuable consideration, including their cooperation and contributions to these Chapter 11 Cases, each Releasing Party expressly, unconditionally, generally, and individually and collectively releases, acquits, and discharges the Debtors, Reorganized Debtors, and Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Debtors, any Claims asserted or assertable on behalf of any Holder of any Claim against or Interest in the Debtors and any Claims asserted or assertable on behalf of any other entity, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort or otherwise, by statute or otherwise, that such Releasing Party (whether individually or collectively), ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), any Avoidance Actions, Causes of Action based on veil piercing or alter-ego theories of liability, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, or any other transaction relating to any security of the Debtors, or any other transaction or other arrangement with the Debtors whether before or during the Restructuring Transactions, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan, the business or contractual arrangements between the Debtors, on the one hand, and the Consenting Creditors on the other hand, the restructuring of Claims and Interests before or during the Restructuring Transactions implemented by the Plan, the negotiation, formulation, or preparation of the Restructuring Transactions, the Restructuring Support Agreement, the Plan, the Plan Supplement, the Disclosure Statement, or any related agreements, any asset purchase agreement, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing; provided that nothing in the foregoing shall result in any of the Debtors’ officers and directors waiving any indemnification Claims against the Debtors or any of their insurance carriers or any rights as beneficiaries of any insurance policies, which indemnification obligations and insurance policies shall be assumed by the Reorganized Debtors, except to the extent provided for in the Plan.

G.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be found to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Non-Debtor Subsidiaries, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

I.	SEC Rights Reserved

Notwithstanding any provision in the Plan to the contrary or an abstention from voting on the Plan, no provision of the Plan, or any order confirming the Plan, (i) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or cause of action of the SEC; or, (ii) enjoins, limits, impairs or delays the SEC from commencing or continuing any Claims, causes of action, proceedings or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum.

J.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

K.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

L.	Subordination Rights.

Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Confirmation Date

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.	The Bankruptcy Court shall have entered the Disclosure Statement Order;

2.	The Bankruptcy Court shall have entered the Confirmation Order;

3.	The Confirmation Order shall, among other things:

a.	authorize the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

b.	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

c.	authorize the Debtors and Reorganized Debtors, as applicable or necessary, to: (i) implement the Restructuring Transactions; (ii) issue and distribute the New Common Stock (including the New Common Stock issuable upon exercise of the Warrants and/or the New Convertible Debt), the New First Lien Exit Facility, the New Convertible Debt, the Rights, the Warrants, and the New Building Note (each as applicable), each pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) pay $35 million to Holders of First Lien Credit Agreement Claims; (iv) make all distributions and issuances as required under the Plan, the New Common Stock, the New First Lien Exit Facility, the New Convertible Debt, the Rights, the Warrants, and the New Building Note (each as applicable); and (v) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Employee Incentive Plan; and

d.	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

e.	contain the release, injunction, and exculpation provisions contained in Article VIII herein.

4. The aggregate amount of Allowed Administrative Claims (excluding Professional Fee Claims incurred by persons or firms retained by the Debtors, the Consenting Creditors, and the Creditors’ Committee), Other Priority Claims, and otherwise non-dischargeable Claims shall not exceed $50 million, without the consent of the Required Consenting Creditors; and

5. The aggregate (i) Allowed amount of Unsecured Non-Note Claims, (ii) Unsecured Non-Note Claims estimated by the Bankruptcy Court for distribution purposes, and (iii) ascribed value of unliquidated, contingent, and disputed Unsecured Non-Note Claims in an order fixing a Pro Rata disputed claims reserve (or otherwise reserved) in connection with Confirmation of the Plan shall not exceed the GUC Cap; provided that to the extent the aggregate amount of Claims set forth in (i)–(iii) above exceeds the GUC Cap, the Debtors may modify the Plan, in a manner agreed upon by the Debtors and the Consenting Second Lien Creditors and consistent with the Bankruptcy Code, to provide for an increased recovery to the Consenting Unsecured Creditors, in the form of a combination of Warrants, New Common Stock, New Building Note, and Cash, in the same proportion of the consideration as provided for herein, that would provide the Consenting Unsecured Creditors the same Pro Rata recovery that such Holders of Claims would have received under the Plan (assuming the valuations provided for under the Plan and the Disclosure Statement) if the Allowed amount of General Unsecured Claims were equal to the GUC Cap.

6. The Restructuring Support Agreement shall not have been terminated.

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1. The Confirmation Order shall have been duly entered and shall not (A) have been reversed or vacated, (B) be subject to a then-effective stay, or (C) without the consent of the Required Consenting Creditors, have been modified or amended;

2. The Plan and the Plan Supplement, including any exhibits, schedules, documents, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but before the Effective Date, shall be in form and substance reasonably acceptable to the Required Consenting Creditors to the extent required under the Restructuring Support Agreement;

3. The Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4. All applicable governmental authorities shall have granted any necessary consents and approvals required for the Debtors to emerge from chapter 11 pursuant to the Plan and any statutory waiting periods shall have expired (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976);

5. All Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

6. The Debtors shall have paid in full all accrued and unpaid reasonable and documented fees and expenses, both pre- and postpetition, through the Effective Date of (i) Weil, Gotshal & Manges LLP and Moelis & Co. as advisors to the ad hoc group of Holders of Unsecured Senior Notes and (ii) Davis Polk & Wardwell LLP and Centerview Partners LLC as advisors to the Second Lien Noteholder Group; and

7. The Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan.

C.	Waiver of Conditions

The conditions to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors and the Required Consenting Creditors without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

E.	Effect of Nonoccurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained in the Plan, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any

Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan, including jurisdiction to:

1. Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Confirmation Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed and assigned or rejected or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.I.1 hereof;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

21. enforce all orders previously entered by the Bankruptcy Court;

22. hear any other matter not inconsistent with the Bankruptcy Code;

23. enter an order concluding or closing the Chapter 11 Cases; and

24. enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or advisable to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Interests receiving distributions pursuant to the Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Committee

On the Effective Date, the Creditors’ Committee shall dissolve and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Effective Date.

D.	Reservation of Rights

Before the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

the Debtors:

SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
Attn.: Philip Warman

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn.: Christopher Marcus, P.C.

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn.: Steven N. Serajeddini

the First Lien Credit	Paul Hastings LLP
Agreement Agent:	77 East 55th Street, New York, New York, 10022
Attn.: Andrew V. Tenzer, Leslie A. Plaskon, and Michael E. Comerford

the ad hoc group of	Davis Polk & Wardwell LLP
Second Lien	450 Lexington Avenue, New York, New York 10017
Noteholders:	Attn.: Damian S. Schaible, Eli J. Vonnegut, and Christopher Robertson

the ad hoc group of	Weil, Gotshal & Manges LLP
Unsecured Senior	767 Fifth Avenue, New York, New York 10153
Noteholders:	Attn.: Joseph H. Smolinsky and David N. Griffiths

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/sandridge or the Bankruptcy Court’s website at www.txsb.uscourts.gov.

I.	Nonseverability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized

Debtors will have any liability for the violation of any applicable law (including the Securities Act), rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

K.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed before the Confirmation Date.

Respectfully submitted, as of the date first set forth above,

SandRidge Energy, Inc. (for itself and all Debtors)

By:	/s/ Julian Bott
Name:	Julian Bott
Title:	Chief Financial Officer

Exhibit A

New First Lien Credit Facility Term Sheet

1

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF RESTRUCTURING OF FOURTH AMENDED AND RESTATED CREDIT AGREEMENT OF SANDRIDGE ENERGY, INC.

The terms and conditions set forth in this term sheet and any related exhibits, schedules and/or annexes (collectively, the “Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed restructuring (the “Restructuring”) of the Fourth Amended and Restated Credit Agreement, entered into as of June 10, 2015 (the “Existing Credit Agreement”; capitalized terms used but not defined in this Term Sheet shall have the meanings ascribed to such terms in the Existing Credit Agreement), among SandRidge Energy, Inc., a Delaware corporation (the “Borrower”), each Lender from time to time party thereto and Royal Bank of Canada, as Administrative Agent, Swing Line Lender and L/C Issuer. The Restructuring shall be implemented by the Borrower and the Loan Parties commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11, United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Neither the Borrower nor any of its subsidiaries or affiliates is authorized to disclose this Term Sheet to any person other than its affiliates and their respective professional advisors, who shall agree to maintain its confidentiality. For purposes of this Term Sheet, “RSA” refers to the restructuring support agreement to which this Term Sheet is attached.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet does not contain all the terms, conditions, and other provisions of the proposed Restructuring and the other transactions contemplated by this Term Sheet are subject to conditions to be set forth in definitive documents for the Facility (the “Financing Documentation”). This Term Sheet is not meant to be, nor shall it be construed as, an attempt to describe all of, or the specific phrasing for, the provisions of the Financing Documentation, and is intended only to outline principal terms to be included in, or otherwise consistent with, the Facility. This Term Sheet is not, and shall not be deemed to be, a commitment, agreement, offer or assurance to provide or arrange any financing on these or any other terms and conditions.

Revolving Credit Facility:	After giving effect to payment of certain amounts outstanding under the Existing Credit Agreement as described herein, upon the consummation of the Restructuring, the amounts outstanding under the Existing Credit Agreement (net of any permanent paydowns on or before the consummation of the Restructuring) shall be converted into a $425,000,000 million reserve-based revolving credit facility (the “Revolving Credit Facility”), among the Borrower and the existing lenders party thereto (the “Lenders”), as described herein.

Borrower:	SandRidge Energy, Inc.

Guarantors:	The current Guarantors under the Existing Credit Agreement and certain other subsidiaries of any Borrower to be agreed (each a “Guarantor” and collectively, the “Guarantors” and, together with the Borrower, each a “Credit Party” and together the “Credit Parties”).

Administrative Agent:	Royal Bank of Canada (in such capacity, the “Administrative Agent”).

Petition Date:	The Credit Parties shall commence the Chapter 11 Cases in the Bankruptcy Court on or prior to May 31, 2016. Upon the execution of the RSA and the effectiveness of the waivers under the Existing Credit Agreement contained therein, on or prior to May 6, 2016, the Administrative Agent shall have received, for the benefit of the Lenders, a payment of $40,000,000 to permanently reduce the outstanding principal amount of the Loans (and there shall be a corresponding reduction in the Lenders’ Commitments thereunder).

Unused Line Fee:	Same as under Existing Credit Facility.

Interest Rate:	LIBOR + 475 basis points (with a LIBOR floor at 1%), at the end of the applicable interest period (but in any event, no less than every three months).

Maturity:	The earlier of (x) March 31, 2020 or (y) 40 months from the effective date of the Restructuring (such effective date, the “Restructuring Effective Date”).

Collateral:	The Revolving Credit Facility and interest rate protection, commodity trading or hedging, currency exchange or other hedging or swap arrangements permitted under the Financing Documentation and entered into with any Lender or any affiliate of a Lender, shall, in each case, be secured by valid, perfected first priority liens on the following assets of the Borrower and the other Credit Parties, including (a) a first-priority perfected pledge of all the capital stock of each Credit Party and their respective wholly-owned subsidiaries, (b) a first-priority perfected security interest in the cash, cash equivalents, deposit, securities and similar accounts of the Credit Parties, subject to customary exceptions to be mutually agreed (in each case, subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent or held at accounts with the Administrative Agent), (c) a first-priority perfected security interest in substantially all other tangible (other than the Borrower’s headquarters in Oklahoma City) and intangible assets of the Credit Parties (including but not limited to as-extracted collateral, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property and the proceeds of the foregoing) and (d) first-priority perfected real property mortgages on oil and gas reserves of the Credit Parties located in the United States (including, without limitation, the oil and gas properties of the Credit Parties located in the North Park Basin (the “North Park Basin Reserves”)) identified in the Reserve Report (as defined herein) most recently delivered (at all times) to the Administrative Agent (collectively, the “Borrowing Base Properties”), which security interest shall cover not less than 95% of the PV-9 Pricing of the proved developed producing and 95% of the PV-9 Pricing of all Proved Reserves included in the most recently delivered Reserve Report (the “Mortgaged Properties”).

Cash Collateral Account:	From and after the Restructuring Effective Date until the expiration and/or termination of the Protected Period (as defined below), $50,000,000 of cash to be held as cash collateral (the “Post-Restructuring Cash Collateral Account”) in an account maintained with (or otherwise subject to lock-box control mechanics satisfactory to) the Administrative Agent; provided, that (a)(i) $12,500,000 of the proceeds held in the Post-Restructuring Cash Collateral Account shall be released to the Borrower upon delivery by the Borrower to the Administrative Agent of a business plan that has negative cash flow no greater than the current business plan referred to as the “NorthPark Focused” case, dated March 3, 2016, or a business plan otherwise reasonably acceptable to the Administrative Agent with respect to the post-Restructuring Effective Date operations of the Borrower and (ii) an additional $12,500,000 of the proceeds held in the Post-Restructuring Cash Collateral Account shall be released to the Borrower upon the satisfaction by the Borrower of certain milestones (as mutually agreed to by the Borrower and Administrative Agent) set forth in such business plan for a consecutive two fiscal quarter period (on a cumulative basis) or (b) if the amounts referred to in clause (a)(i) and/or (a)(ii) above are not released to Borrower pursuant to the conditions set forth therein, up to $25,000,000 (less any amounts released in accordance with clauses (a)(i) and (a)(ii) above) upon the Borrower’s meeting the PDP Asset Coverage Ratio of 2.0:1.0 at any time subsequent to nine months following the Restructuring Effective Date.

Upon the expiration and/or termination of the Protected Period and if no Default or Event of Default has occurred and is then continuing, all remaining proceeds held in the Post-Restructuring Cash Collateral Account shall be released to the Borrower (subject to compliance with the Borrowing Base).

Documentation:	The Financing Documentation shall be negotiated in good faith and shall be substantially consistent with the Existing Credit Agreement, with such changes as are necessary to take into account (i) administrative changes reasonably requested by the Administrative Agent and as mutually agreed by the Borrower and the Administrative Agent, (ii) operational and strategic requirements of the Borrower and its subsidiaries as mutually agreed by the Borrower and the Administrative Agent, (iii) prevailing market terms for other reserve-based revolving credit facilities and (iv) such other changes as may be mutually agreed by the Borrower and the Administrative Agent.

Conditions Precedent to
Closing Date:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, Conditions Precedent to Closing Date with respect to: (a) minimum Liquidity (which shall include cash and cash equivalents and any amounts held in the Post-Restructuring Cash Collateral Account) on the Restructuring Effective Date of no less than $300,000,000; (b) the execution of mortgages and/or mortgage amendments or supplements evidencing the granting of first-priority perfected real property mortgages on the Mortgaged Properties; (c) delivery of account control agreements in form and substance reasonably satisfactory to the Administrative Agent with respect to the deposit, securities and other accounts of the Credit Parties (subject to customary exceptions to be mutually agreed) or movement of deposit, securities and other accounts to the Administrative Agent’s institution; (d) receipt by the Administrative Agent of title and environmental information consistent with usual and customary standards for reserve-based credit facilities and the geographic regions in which the oil and gas properties of the Credit Parties are located, taking into account the size, scope and number of leases and wells of the Credit Parties, such that the Administrative Agent shall be reasonably satisfied with title with respect to at least 70% of the total PV-9 Pricing of the Proved Reserves attributable to the Mortgaged Properties, subject to customary exceptions to be agreed; (e) the receipt by the Administrative Agent of a chapter 11 plan of reorganization substantially similar in all respects to the Plan described in the RSA in form and substance reasonably satisfactory to it (the “Plan”); (f) the occurrence of the “Plan Effective Date” and the entry of a confirmation order in form and substance reasonably satisfactory to the Administrative Agent with respect to the Plan, which confirmation order shall not have been vacated, reversed, modified, amended or stayed; (g) the preparation, authorization and execution of the Financing Documentation, in each case, in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Lenders; (h) the payment of all fees and expenses (including reasonable and documented fees and expenses of counsel) required to be paid to the Administrative Agent and the Lenders on or before the Restructuring Effective Date, to the extent invoiced at least one business day prior to the Restructuring Date; (i) receipt by the Administrative Agent of (A) satisfactory opinions of counsel to the Borrower and the Guarantors, addressing such matters as the Administrative Agent shall reasonably request, including, without limitation, due authorization, execution, delivery and enforceability of all Financing Documentation, compliance with laws and regulations and the perfection of all security interests purported to be granted and (B) customary corporate records, documents from public officials and officers’ certificates, in each case, which shall have been delivered and reviewed to the satisfaction of the Administrative Agent; (j) receipt by the Administrative Agent of evidence of insurance in accordance with the Financing Documentation; (k) the accuracy in all material respects of all representations and warranties set forth in the Financing Documentation (provided that any such representations and warranties that are qualified as to materiality, shall be true and correct in all respects; and (l) the absence of any default or event of default under the Financing Documentation.

Ongoing Conditions Precedent:	Customary conditions to borrowing consistent with the Existing Credit Agreement.

Borrowing Base:	The Borrowing Base for the Revolving Credit Facility, at any time, shall be based on the loan value of the Credit Parties’ proved oil and gas reserves expected to be produced from any Borrowing Base Properties (as defined below) included in a Reserve Report (as defined below) and located within the geographic boundaries of the United States, as approved by the Administrative Agent and the Requisite Lenders (to be defined in a customary manner to be agreed) (or, in the case of any increase in the Borrowing Base, each Lender) in good faith in accordance with their respective customary and prudent standards for oil and gas lending and credit transactions as they exist at the time of such determination (the “Borrowing Base”); provided that the determination of the Borrowing Base shall take into account the Credit Parties’ hedge and swap positions.

Beginning on the expiration and/or termination of the Protected Period, the Borrowing Base shall be redetermined semi-annually on or about May 1 and November 1 of each year based upon a reserve report prepared as of the immediately preceding December 31 and June 30, respectively, and other related information, and delivered on or before April 1 and October 1, respectively (each such report (including the Initial Reserve Report), a “Reserve Report”) and other related information, if any, reasonably requested by the Administrative Agent; provided, however, notwithstanding anything to the contrary contained herein (including, without limitation, any calculation of the Borrowing Base and any scheduled or elective redetermination), but subject to, in all cases, the immediately succeeding sentence, the Borrowing Base shall not be redetermined from the Restructuring Effective Date through the October 2018 scheduled redetermination date (such period, the “Protected Period”) unless the Borrower has otherwise elected to terminate the Protected Period (in which case the Protected Period shall terminate on such date of election). For the avoidance of doubt, the occurrence of one or more events set forth in the “Borrowing Base Adjustments” provision below shall result in an adjustment to the Borrowing Base, notwithstanding the existence of the Protected Period; provided, that, for the avoidance of doubt, these adjustments shall be limited to the effects of the transactions described in the “Borrowing Base Adjustments” provisions below and shall not include changes in the Reserve Report vis-à-vis continuing properties or changes in the Lenders’ price decks.

Following the expiration and/or termination of the Protected Period, the Borrowing Base may be increased or decreased in connection with any scheduled or elective redetermination. From the Restructuring Effective Date forward including during the Protected Period, the Reserve Reports prepared as of June 30 of each year may be prepared internally by the chief petroleum engineer of the Borrower and its subsidiaries, and the Reserve Reports prepared as of December 31 of each year shall be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent.

Notwithstanding anything herein to the contrary, on the Closing Date, the Borrowing Base shall be $425,000,000.

Following the first scheduled redetermination after the expiration of the Protected Period, an unscheduled redetermination of the Borrowing Base may be made at the request of the required lenders not more than once in any fiscal year or the Borrower not more than twice in any fiscal year.

If, at any time, in connection with any redetermination of the Borrowing Base following the Protected Period, there exists a borrowing base deficiency (a “Borrowing Base Deficiency”), then such deficiency shall be addressed in a manner consistent with the Existing Credit Agreement.

Borrowing Base Adjustments:	In addition to the foregoing semi-annual and unscheduled redeterminations, after the Restructuring Effective Date, the Borrowing Base will also be subject to adjustments in such amount equal to the actual Borrowing Base value decrease resulting from the following transactions referred to below between scheduled redeterminations in connection with (i) any early monetization or early termination of any hedge or swap positions relied on by the Lenders in determining the Borrowing Base, (ii) any sale or other disposition of Borrowing Base Properties, the effect of which early monetization or early termination or sale or other disposition of Borrowing Base Properties would, when taken together with all other early monetizations or early terminations of any hedge or swap position and/or asset sales, as applicable, since the last redetermination of the Borrowing Base, be a reduction in the Borrowing Base then in effect in excess of 5% of the then-current Borrowing Base or (iii) the incurrence of “permitted additional debt” or any junior lien debt (including any springing secured convertible debt contemplated in the RSA), in which case the Borrowing Base shall be adjusted by $0.25 for every $1.00 of such indebtedness incurred (provided that no such adjustment shall be required in connection with convertible debt contemplated by the RSA to the extent such debt is not secured debt).

Voluntary Prepayments:	Consistent with the Existing Credit Agreement, voluntary prepayments of the borrowings under the Revolving Credit Facility will be permitted at any time, in minimum principal amounts and increments to be agreed, without premium or penalty, but subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments:	Consistent with the Existing Credit Agreement, certain mandatory prepayments shall be required in connection with certain events.

Letter of Credit Capacity:	The Borrower shall be permitted to issue up to $20,000,000 of letters of credit with one or more Lenders or affiliates of Lenders that agree in their sole discretion to issue such letters of credit; provided that such letters of credit shall otherwise be on terms and conditions reasonably satisfactory to the applicable issuing bank and consistent with the Existing Credit Agreement; provided that any existing letters of credit under the Existing Credit Agreement shall be “rolled” over into the Revolving Credit Facility.

Representations and Warranties:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, representations and warranties in respect of: existence, qualification and power; authorization; no contravention; governmental authorization and other consents; binding effect; financial statements; no material adverse effect; litigation; no default or event of default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries, equity interests and loan parties; Federal Reserve margin regulations; Investment Company Act; disclosure; compliance with laws; solvency; casualty and other similar events; labor matters; collateral documents; engineered oil and gas properties; sale of production; OFAC; anti-corruption laws; and the PATRIOT Act.

Affirmative Covenants:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, affirmative covenants with respect to: delivery of financial statements (it being understood and agreed that the Financing Documentation will specifically (i) exclude any covenant or events of default as a consequence of any “going concern” or similar qualified audit opinion from the Restructuring Effective Date through the audit for Fiscal Year

2016 following the Restructuring Effective Date and (ii) include an exception to the requirement to deliver audited financials without a “going concern” or similar qualification with respect to any such qualification relating to an impending debt maturity with respect to the Revolving Credit Facility) and audit for Fiscal Year 2016; delivery of certificates and other information; customary notice requirements; payment of obligations; preservation of existence, good standing, etc., maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; covenant to guarantee obligations and give security; compliance with environmental laws; further assurances; production proceeds; antic-corruption, anti-terrorism and anti-money laundering laws; and cash management procedures.

Negative Covenants:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, negative covenants with respect to: liens; investments; indebtedness (which shall, in any event, permit the incurrence of “permitted additional debt” or any junior lien debt (including any springing secured convertible debt contemplated in the RSA (provided, that it is understood and agreed that the Protected Period shall terminate upon the springing of the lien securing the convertible debt contemplated in the RSA)) so long as the Borrowing Base is adjusted by $0.25 for every $1.00 of such indebtedness incurred (provided that no such adjustment shall be required in connection with convertible debt contemplated by the RSA to the extent such debt is not secured debt); fundamental changes; dispositions; restricted payments; changes in nature of business; transactions with affiliates; burdensome agreements; use of proceeds; hedge transactions (as set forth in greater detail below); sanctions; anti-corruption laws; prepayments of, and modifications to, restricted debt.

Restrictive Payments:	Other than in connection with the Revolving Credit Agreement and the existing convertible notes, no principal or interest payments shall be made to any other indebtedness for borrowed money from the date hereof to the Petition Date.

Financial Covenants:	Commencing with the first full fiscal quarter following the Restructuring Effective Date and ceasing to be effective at the expiration and/or termination of the Protected Period, limited to a minimum PDP Asset Coverage Ratio of 1.75:1.0 (defined as the ratio of (a) the PV9 Pricing of the Credit Parties’ proved developed producing reserves calculated using prices based on the last quoted forward month price of such period, as such prices are quoted on the NYMEX (or its successor) as of the date of determination, herein the “NYMEX Strip” to (b) the aggregate principal amount of revolving loan commitments under the Revolving Credit Agreement (not to exceed $425,000,000 for purposes of this financial covenant), but excluding any amounts held in the Post-Restructuring Cash Collateral Account.

`	Commencing with the first full fiscal quarter following the expiration and/or termination of the Protected Period: (a) a maximum Net Total Leverage Ratio (to be defined and set in a manner to be mutually agreed, but in any event excluding the convertible debt contemplated by the RSA) of 3.5:1.0 for Fiscal Year 2017 and Fiscal Year 2018, and 3.0:1.0 thereafter, and (b) a minimum Interest Coverage Ratio (to be defined and set in a manner to be mutually agreed) of 2.0:1.0.

There shall be equity cure provisions on terms to be mutually agreed.

Capital Expenditures:	At least 80% of the capital drilling and completion budget must be spent on Authorization for Expenditures (AFEs) that are associated with projects that have a minimum internal rate of return of not less than 15% (consistent with the Company’s AFEs process), which shall be reported on a quarterly basis contemporaneously with the delivery of Reserve Reports; provided, however, that the first quarterly report shall be made at the end of the second quarter following the Restructuring Effective Date.

Minimum Liquidity:	Commencing on the Restructuring Effective Date, the Credit Parties shall maintain at all times minimum Liquidity (cash and cash equivalents plus Borrowing Base availability) of $20,000,000 (excluding any amounts held in the Post-Restructuring Cash Collateral Account).

Commodity Hedging:	The Financing Documentation will include customary maximum hedging conditions based upon production levels to be agreed and substantially consistent with the Existing Credit Agreement.

It being understood and agreed that the commodity hedges in place prior to the Restructuring Effective Date shall (a) remain in effect following the Restructuring Effective Date and shall be “rolled” into the Revolving Credit Facility and (b) not be subject to rights of set-off.

Events of Default:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, Events of Default with respect to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties; cross-default and cross-acceleration to material indebtedness in excess of an amount to be agreed; bankruptcy of the Borrower or any of its subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and a “change of control”.

Default Rate:	2.00% per annum and consistent with the Existing Credit Agreement.

Voting:	Consistent with the Existing Credit Agreement.

Amendments:	Consistent with the Existing Credit Agreement.

Assignments and Participations:	Consistent with the Existing Credit Agreement.

Yield Protection; Increased Costs:	Consistent with the Existing Credit Agreement with modifications to reflect provisions with respect to increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority).

Expenses; Indemnification:	Consistent with the Existing Credit Agreement.

Governing Law:	New York.

Advisors to Administrative Agent:	FTI Consulting, Inc., Paul Hastings LLP, local bankruptcy counsel and other advisors as may be agreed by the Borrower and the Administrative Agent.